                                                                      EXHIBIT 7

                                CONVERTIBLE NOTE

THIS NOTE AND THE SHARES OF COMMON STOCK OF NOVAVAX, INC. (OR OTHER SECURITIES) WHICH MAY BE ISSUABLE AS INTEREST ON OR UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY OF THE STATES OF THE UNITED STATES, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR (II) THE HOLDER HEREOF PROVIDES (A) A WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO NOVAVAX, INC., TO THE EFFECT THAT THE PROPOSED TRANSFER OF SUCH SECURITIES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR
(B) A "NO ACTION" LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") REASONABLY SATISFACTORY TO NOVAVAX, INC. TO THE EFFECT THAT UNDER THE SECURITIES ACT THE PROPOSED TRANSFER OF THE SECURITIES WITHOUT REGISTRATION WILL NOT RESULT IN A RECOMMENDATION BY THE STAFF OF THE COMMISSION THAT ACTION BE TAKEN WITH RESPECT THERETO, OR (C) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO NOVAVAX, INC. THAT THE PROPOSED TRANSFER OF SUCH SECURITIES MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

                           4% CONVERTIBLE SENIOR NOTE

No. 4                                                              June 26, 2002
$10,000,000

         NOVAVAX, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of KING PHARMACEUTICALS, INC., a Tennessee corporation, or its registered assigns ("Payee"), the principal amount of Ten Million Dollars ($10,000,000), on December 19, 2007, with interest from the date hereof on the unpaid balance of such principal amount as provided herein, which interest is payable semi-annually on June 30 and December 31 of each year commencing June 30, 2002, and on the date such unpaid balance shall become due and payable in full (whether at maturity or at a date fixed for repurchase or by declaration or otherwise) (each an "Interest Payment Date"). Capitalized terms used and not defined in this Note shall have the meanings assigned to them in the Amended and Restated Investor Rights Agreement dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time (the "Amended and Restated Investor Rights Agreement"), by and between the Company and Payee.

         Interest payable on this Note shall be computed on the basis of a 360-day year of twelve 30-day months and applied to the actual number of days elapsed and shall accrue at a fixed rate equal to four percent (4%) per annum. All payments with respect to this Note shall be credited first to the payment of accrued but unpaid interest and then to the repayment of principal. The rate of interest payable hereunder shall in no event exceed the maximum rate permitted by applicable law.

         Payments of principal on this Note shall be made in lawful money of the United States in immediately available funds at the address of Payee set forth below.

         Except as provided in the following sentence, payments of interest on this Note shall be made in lawful money of the United States in immediately available funds at the address of Payee set forth below. If the Average Closing Price calculated with respect to an Interest Payment Date is equal to or greater than the Conversion Price then in effect and no Event of Default shall have occurred and be continuing as of such Interest Payment Date, the Company, at its option, shall have the right to pay up to the full amount of the Stock Interest Portion of the interest due on such Interest Payment Date by issuing to Payee the number of fully paid and nonassessable shares of Common Stock which is determined by dividing such Stock Interest Portion by the Average Closing Price calculated with respect to such Interest Payment Date and by delivering a certificate or certificates for shares of such Common Stock in such denomination or denominations as Payee may request at the address specified by Payee. For purposes of the foregoing provision:

         "Average Closing Price" means, with respect to any Interest Payment Date, the average Closing Price per share, rounded up to four (4) decimal points, of the Common Stock during the twenty (20) consecutive trading days ending with and including the third trading day immediately preceding such Interest Payment Date.

         "Closing Price" means, with respect to each share of Common Stock, for any day, the reported last sales price regular way per share or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case (a) on the

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principal (as determined by the Board of Directors) national securities exchange on which the Common Stock is listed or admitted to trading or (b) if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any American Stock Exchange member firm selected from time to time by the Company for that purpose. If no such prices are available, the Closing Price per share of Common Stock shall be the fair value of a share as determined in good faith by the Board of Directors.

         "Stock Interest Portion" shall mean one-half of the interest due and payable on this Note at any Interest Payment Date.

         This Note is the Company's 4% Convertible Senior Note authorized for issuance pursuant to and in accordance with the June 2002 Note Purchase Agreement dated as of the date hereof by and between the Company and Payee (the "June 2002 Note Purchase Agreement").

         The registered holder of this Note is entitled to the benefits of the Amended and Restated Investor Rights Agreement and may enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof and is subject to the provisions thereof and limitations of rights provided therein. The Amended and Restated Investor Rights Agreement contains provisions permitting the amendment or waiver of certain of the terms thereof.

         Except in connection with a prepayment of a portion of this Note pursuant to Section 8(b) of the Amended and Restated Investor Rights Agreement, a mandatory redemption of this Note pursuant to Section 3 of the Amended and Restated Investor Rights Agreement, or a repurchase of the Notes pursuant to
Section 6 of the Amended and Restated Investor Rights Agreement, this Note may not be prepaid by the Company without the prior written consent of Payee.

         At the option of the holder hereof, the principal amount of this Note or any portion of such principal amount may, at the times and upon the conditions set forth in the Amended and Restated Investor Rights Agreement, be converted into fully paid and nonassessable shares of Common Stock, as such shares shall be constituted at the time of such conversion at the Conversion Price in effect at the time of such conversion.

         At the option of the holder hereof, the Company may be required to prepay or repurchase this Note in whole or in part under certain circumstances as specified in the Amended and Restated Investor Rights Agreement. At the option of the Company, the Company may have the right to redeem this Note (in whole, but not in part) under certain circumstances as specified in the Amended and Restated Investor Rights Agreement.

         If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of Maryland, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

         Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

         The Company waives presentment, demand, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Payee in exercising any right or remedy hereunder, under the Amended and Restated Investor Rights Agreement or under applicable law shall operate as a waiver of such right or remedy.

         NOTWITHSTANDING ANYTHING IN THIS NOTE TO THE CONTRARY, THE COMPANY HEREBY EXPRESSLY WAIVES, AND SHALL BE PROHIBITED FROM ENFORCING OR SEEKING TO ENFORCE, ANY RIGHT OR REMEDY (INCLUDING, WITHOUT LIMITATION, ANY COMMON LAW RIGHT OR REMEDY) TO SET OFF, COUNTERCLAIM, DEDUCT OR OTHERWISE REDUCE ANY AMOUNT WHICH THE COMPANY MAY BE ENTITLED TO RECEIVE FROM PAYEE OR ITS AFFILIATES AGAINST ANY AMOUNTS PAYABLE UNDER THIS NOTE.

         In the case of the happening of any of the following events (herein called "Events of Default"):

         (a) any representation or warranty made by the Company in or in connection with this Note, the June 2002 Note Purchase Agreement, the Amended and Restated Investor Rights Agreement or the Second Amended and Restated Registration Rights Agreement dated as of the date hereof between the Company and Payee (the "Second Amended and Restated Registration Rights Agreement" and, collectively with the June 2002 Note Purchase Agreement and the Amended and Restated Investor Rights Agreement, the "Related Documents") or the borrowings hereunder or thereunder, shall prove to have been false or misleading in any material respect when made or deemed to be made;

         (b) default shall be made by the Company in the payment of any interest of this Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue for fifteen
(15) days after such payment shall have become due and payable;

         (c) default shall be made by the Company in the payment of any principal of this Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or redemption thereof or by acceleration thereof or otherwise;

         (d) the Company shall have failed to make or consummate an Offer to Purchase in accordance with the Amended and Restated Investor Rights Agreement;

         (e) default shall be made by the Company in the due observance or performance of any covenant or agreement contained in this Note or any of the Related Documents and such default shall continue for thirty (30) days after written notice thereof to the Company by the holder of this Note;

         (f) default shall be made by the Company or any subsidiary of the Company in the due observance or performance of any covenant or agreement contained in any Material Contract (as defined below) and the other party to such Material Contract shall have declared default thereunder;

         (g) there occurs with respect to any Material Indebtedness (as defined below), whether such Material Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Material Indebtedness to be due and payable prior to its stated maturity and such Material Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within fifteen
(15) days of such acceleration and/or (ii) the failure to make a principal payment at the final fixed maturity and such defaulted payment shall not have been made, waived or extended within fifteen (15) days of such payment default;

         (h) the Company or any subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors,
(vi) become unable, admit in writing its inability or fail generally, to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

         (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or of a substantial part of its property or assets under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law,
(ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of the property or assets of the Company, or (iii) the winding-up or liquidation of the Company, and such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for thirty (30) days;

         (j) this Note or any of the Related Documents shall for any reason cease to be, or be asserted by the Company not to be, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

         (k) the Initial Shelf Registration Statement (as defined in the Second Amended and Restated Registration Rights Agreement) with respect to the shares of Common Stock issuable upon the conversion of this Note shall not have been declared effective by the Commission within one hundred eighty (180) calendar days after the issuance of this Note;

         (l) there occurs an event of default under any of the Other Notes (as defined below); or

         (m) any final judgment or order (not covered by insurance) for the payment of money in excess of Fifty Thousand Dollars ($50,000) in the aggregate for all such final judgments or orders shall be rendered against the Company or any subsidiary which shall not be paid or discharged within thirty

(30) days following entry of the final judgment or order that causes the aggregate amount of all such final judgments and orders outstanding and not paid or discharged to exceed Fifty Thousand Dollars ($50,000); then, and in any such event (other than an event described in paragraph (h) or (i) above, and at any time thereafter during the continuance of such event), (i) the unpaid principal of this Note shall bear interest (computed on the basis of a 360-day year of twelve 30-day months), at a fixed rate equal to ten (10%) per annum,
(ii) the holder of this Note may, by written notice to the Company, accelerate the maturity of this Note whereupon the entire principal amount of this Note, together with all accrued and unpaid interest thereon and all other liabilities of the Company hereunder, shall become due and payable immediately, without presentment, demand, notice of nonperformance, protest, notice of protest, and notice of dishonor, all of which are hereby expressly waived by the Company, anything contained herein to the contrary notwithstanding; provided, however, that with respect to a default described in paragraph (h) or (i) above, this Note, and all of such principal, interest and other liabilities shall automatically become due and payable without presentment, demand, notice of nonperformance, protest, notice of protest, and notice of dishonor, all of which are hereby expressly waived by the Company, anything contained herein to the contrary notwithstanding, and (iii) the holder of this Note may exercise all or any other remedies provided by the Amended and Restated Investor Rights Agreement or available at law or equity.

         For purposes of the foregoing provisions:

         "Material Contract" shall mean any contract, agreement or commitment that involves performance of services or delivery of goods or materials by or to the Company or any of its subsidiaries in an amount or value in excess of Two Million Dollars ($2,000,000) during any twelve (12) month period.

         "Material Indebtedness" shall mean any Indebtedness of the Company and/or its subsidiaries having an outstanding principal or other amount of more than Fifty Thousand Dollars ($50,000).

         "Other Notes" shall mean (i) the First December 2000 Note, (ii) the Second December 2000 Note, (iii) the September 2001 Note, and (iv) any other promissory notes or evidence of Indebtedness issued by the Company to Payee.

         The Company agrees to pay, in addition to all other sums payable hereunder, reasonable attorneys' fees and costs incurred by Payee in connection with the collection of this Note.

         All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient,
(ii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Eastern time on a business day, and otherwise on the next business day, or (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the following Persons at the following addresses:

                  To the Company:

                  Novavax, Inc.
                  8320 Guilford Road
                  Columbia, Maryland 21046
                  Attn: Chief Executive Officer
                  Telecopy: (301) 854-3902

                  with a copy (which shall not constitute notice) to:

                  Novavax, Inc.
                  8320 Guilford Road
                  Columbia, Maryland 21046
                  Attn: Ann P. McGeehan, Esq.
                        Vice President and General Counsel
                  Telecopy: (301) 854-3902

                  To Payee:

                  King Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee 37620
                  Attn: Executive Vice President of Legal Affairs
                        and General Counsel
                  Telecopy: (423) 989-6282
                  with a copy (which shall not constitute notice) to:

                  Hogan & Hartson L.L.P.
                  8300 Greensboro Drive
                  McLean, Virginia 22102
                  Attn: Richard T. Horan, Jr.
                  Thomas E. Repke
                  Telecopy: (703) 610-6200

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notice to any other holder shall be addressed to such holder at the address set forth for such holder in the Company's records or at such other address and/or to the attention of such other person as such holder may designate by written notice to the Company.

         This Note may be modified or amended only by a writing signed by the Company and Payee.

         This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company. Thereupon, a new Note or Notes of denominations of One Million Dollars ($1,000,000) (or integral multiples thereof) having an aggregate principal amount and accrued and unpaid interest equal to the principal amount and accrued and unpaid interest of such original Note will be issued to, and registered in the name of, the transferee or transferees. Interest and principal are payable only to the registered holder of this Note.

         The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of, or interest on, or other amount payable under this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

         Each of the Company and Payee hereby waives personal service of any process upon it in connection with any suit, action or proceeding arising out of or relating to this Note or the transactions contemplated hereby, and hereby covenants and agrees that all such service of process may be made in the manner set forth above with the same effect as though served on it personally.

         The Company hereby covenants and agrees that any suit, action or proceeding initiated by the Company against Payee, its affiliates, subsidiaries, successors and/or assigns arising out of or relating to this Note or the transactions contemplated hereby shall be brought exclusively in the federal courts located in and/or state courts of the State of Tennessee. In the event of any such suit, action or proceeding initiated by the Company, each of the Company and Payee hereby submits to the exclusive jurisdiction and venue of the federal courts located in and state courts of the State of Tennessee and hereby waives any and all objections based on jurisdiction or venue that such party may have under applicable law or the Federal Rules of Civil Procedure. The Company hereby irrevocably designates CT Corporation in the State of Tennessee (the "Tennessee Process Agent") as its designee, appointee and agent to receive, for and on its behalf, service of process in the State of Tennessee in any such action, suit or proceedings with respect to this Note and the transactions contemplated hereby. Service on the Tennessee Process Agent shall be deemed complete upon delivery thereof to the Tennessee Process Agent, provided that, in the case of any such service upon the Tennessee Process Agent, Payee shall also deliver a copy thereof to the Company in accordance with the notice provision set forth herein. The Company shall take all such action as may be necessary to continue the appointment of the Tennessee Process Agent in full force and effect or to appoint another agent, who shall thereafter be referred to herein as the "Tennessee Process Agent", so that the Company shall at all times have an agent for service for the foregoing purposes in the State of Tennessee.

         Payee hereby covenants and agrees that any suit, action or proceeding initiated by Payee against the Company, its affiliates, subsidiaries, successors and/or assigns arising out of or relating to this Note or the transactions contemplated hereby shall be brought exclusively in the federal courts located in and/or state courts of the State of Maryland. In the event of any such suit, action or proceeding initiated by Payee, each of the Company and Payee hereby submits to the exclusive jurisdiction and venue of the federal courts located in and state courts of the State of Maryland and hereby waives any and all objections based on jurisdiction or venue that such party may have under applicable law or the Federal Rules of Civil Procedure. Payee hereby irrevocably designates CT Corporation in the State of Maryland (the "Maryland Process Agent"), as its designee, appointee and agent to receive, for and on its behalf, service of process in the State of Maryland in any such suit, action or proceedings with respect to this Note and the transactions contemplated hereby. Service on the Maryland Process Agent shall be deemed complete upon delivery thereof to the Maryland Process Agent, provided that, in the case of any such service upon the Maryland Process Agent, the Company shall also deliver a copy thereof to Payee in accordance with the notice provision set forth herein. Payee shall take all such action as may be necessary to continue the appointment of the Maryland Process Agent in full force and effect or to appoint another agent, who shall thereafter be referred to herein as the "Maryland Process Agent", so that Payee shall at all times have an agent for service for the foregoing purposes in the State of Maryland.

         This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered on its behalf on and as of the day and year first written above.



                                       NOVAVAX, INC.



                                       By:  /s/ John Spears
                                          --------------------------------------
                                       Name:  John Spears
                                            ------------------------------------
                                       Title: President & CEO
                                             -----------------------------------

                     OPTION OF THE HOLDER TO ELECT PURCHASE

TO:      NOVAVAX, INC.

         The undersigned registered owner of this Note hereby irrevocably acknowledges receipt of a notice from NOVAVAX, INC. (the "Company") as to the occurrence of a Change of Control with respect to the Company and requests and instructs the Company to repay the entire principal amount of this Note, or the portion thereof (which is $100,000 or an integral multiple thereof) below designated, in accordance with the terms of the Amended and Restated Investor Rights Agreement referred to in this Note at the repurchase price, together with accrued interest to, but excluding, such date, to the registered holder hereof.

Date:
     ---------------------             -----------------------------------------



                                       -----------------------------------------
                                                     Signature(s)

                                       NOTICE: The above signatures of the
                                       holder(s) hereof must correspond
                                       with the name as written upon the
                                       face of the Note in every
                                       particular without alteration or
                                       enlargement or any change whatever.

                                       Principal amount to be repaid (if less
                                       than all):


                                                      $
                                                       ----------------


                                       -----------------------------------------
                                       Social Security or Other
                                       Taxpayer Identification Number

                               CONVERSION NOTICE

TO:      NOVAVAX, INC.

         The undersigned registered owner of this Note hereby irrevocably exercises the option to convert this Note, or the portion thereof (which is One Thousand Dollars ($1,000) or an integral multiple thereof) below designated, into shares of Common Stock of Novavax, Inc. in accordance with the terms of the Amended and Restated Investor Rights Agreement referred to in this Note, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares or any portion of this Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto. Any amount required to be paid to the undersigned on account of interest accompanies this Note.

Date:
     ------------------



                                       -----------------------------------------


                                       -----------------------------------------

                                                      Signature(s)